Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
SUNRISE ASSISTED LIVING, INC.

     Sunrise Assisted Living, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

     FIRST: The Board of Directors of the Corporation, at a duly constituted meeting in accordance with the Delaware General Corporation Law (the “Delaware Corporation Law”) and the Amended and Restated Bylaws of the Corporation, duly adopted resolutions proposing and declaring advisable the amendment to the Restated Certificate of Incorporation of the Corporation as set forth below.

     SECOND: ARTICLE 1 of the Restated Certificate of Incorporation of the Corporation hereby is amended by deleting existing ARTICLE 1 in its entirety and replacing it with the following:

“ARTICLE 1. NAME

The name of this corporation is Sunrise Senior Living, Inc. (the “Corporation”).”

     THIRD: The amendment to the Restated Certificate of Incorporation of the Corporation as set forth above was duly approved and adopted by the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation in accordance with Section 211 of the Delaware Corporation Law.

     FOURTH: The amendment to the Restated Certificate of Incorporation of the Corporation set forth above was duly adopted in accordance with the requirements of Section 242 of the Delaware Corporation Law.

     FIFTH: The amendment to the Restated Certificate of Incorporation of the Corporation shall become effective on May 30, 2003 at 5:00 p.m., Eastern time.

     IN WITNESS WHEREOF, Sunrise Assisted Living, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer, as of the 30th day of May, 2003.

SUNRISE ASSISTED LIVING, INC.

By:	/s/ Thomas B. Newell

Thomas B. Newell President